EXHIBIT 11.1

                                INTERCARDIA, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (Dollars in thousands, except per share data)
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                                                      Three Months Ended                         Six Months Ended
                                                          March 31,                                  March 31,
                                             -------------------------------------     --------------------------------------
                                                   1997                1996                  1997                1996
                                             -----------------   -----------------     -----------------   ------------------

Net Income (Loss) per Unaudited
   Consolidated Statements of
   Operations                                 $         (204)     $         (646)       $         1,018     $          2,845
                                             =================   =================     =================   ==================

Calculation of Weighted Average
   Number of Common Shares and
   Common Share Equivalents:
      Common Stock                                  6,742,459           5,592,721             6,741,058            4,547,453
      Series A Preferred Stock                              -             243,559 (1)                 -              468,090 (1)
      Stock Options and Warrants                            -                   -               382,386              339,820 (2)
                                             -----------------   -----------------     -----------------   ------------------
                                                    6,742,459           5,836,280             7,123,444            5,355,363
                                             =================   =================     =================   ==================

Net Income (Loss) per Common Share            $        (0.03)     $        (0.11)       $          0.14     $           0.53
                                             =================   =================     =================   ==================


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(1)      All of the Series A Preferred shares were issued within one year of the initial filing date of Intercardia's initial public offering and are therefore treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D.

(2) Includes stock options and warrants granted within one year of the initial filing date of Intercardia's initial public offering, which are treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D. The amount is net of 60,882 shares that would be repurchased under the treasury stock method.


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